Exhibit 10.31

[GLOWPOINT LETTERHEAD]

March 28, 2006

Gerard E. Dorsey
[ADDRESS REDACTED]

Re: Separation Agreement Including A General Release

Dear Rod:

This letter sets forth the terms of our agreement with respect to your separation from employment with Glowpoint (“Glowpoint”).

Your final date of active employment with Glowpoint will be April 7, 2006 (the "Separation Date"). As of the Separation Date, except as specifically provided in this Agreement, all compensation, including bonuses, and all other benefits and perquisites of employment will cease.

You will receive your regular pay through the Separation Date.

Following the Separation Date, you will be entitled to receive payment for the vacation time that you have accrued during 2006 in the gross amount of $5,653.85, less authorized and required deductions.

You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Additional information concerning your COBRA rights will be provided separately.

If the terms of this Agreement are accepted by you and if you return a fully executed original of this Agreement as described below, and on or prior to the Separation Date you return to Glowpoint all of Glowpoint's property in your possession, and do not revoke your acceptance, you will receive:

(i) salary continuation benefits equal to $9,623.08 every two weeks, in accordance with Glowpoint's regular payroll practice, less authorized and required deductions, for a period of 6 months (the "Salary Continuation Period"), to commence on the day after the Separation Date;

(ii) a bonus of $29,401.01, less authorized and required deductions, which represents 30% of the 2005 target bonus set forth in the Employment Agreement between you and Glowpoint dated December 7, 2004 (the "Employment Agreement"), to be paid to you ten days after the Separation Date;

(iii) accelerated vesting of options to purchase 41,667 shares of Glowpoint common stock granted to you pursuant to the Employment Agreement; and

(iv) an extended post-employment exercise period for all vested options held by you to one hundred eighty (180) days following the Separation Date.

The benefits described above shall be referenced in this Agreement collectively as the "Separation Benefits."

In exchange for Glowpoint providing you with the Separation Benefits, and for other good and valuable consideration, you hereby waive all claims against Glowpoint, and release and discharge Glowpoint, its affiliated, related, parent or subsidiary corporations, and their present and former directors, officers, and employees from liability for any claims or damages you may now have or ever have had against Glowpoint or any of them, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy claim, having any bearing whatsoever on your employment by and the termination of your employment with Glowpoint, including, but not limited to, any claims asserting wrongful termination or discharge, breach of contract, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract, fraud, disparagement, defamation, or claims for back pay, vacation pay, sick pay, severance, wage, commission or bonus payment, attorneys’ fees, costs, expenses and/or future wage loss. Glowpoint releases and discharges you of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which Glowpoint ever had, now has or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of time until the date of execution of this Agreement.

You agree not to disclose any confidential or proprietary information or know-how belonging to Glowpoint or acquired by you during your employment with Glowpoint as described in the Confidentiality and Non-Disclosure Undertaking (“Proprietary Agreement”) contained in the Glowpoint Employee Handbook. You acknowledge that the Proprietary Agreement remains in effect after your employment with Glowpoint ends.

You agree that with reference to your past relationship with Glowpoint, you shall not disparage or denigrate Glowpoint or any person or entity known by you to be an affiliate, agent, officer, director or employee of Glowpoint. With reference to its past relationship with you, Glowpoint agrees that it shall not, and shall take reasonable action to cause its officers, directors and employees not to, disparage or denigrate you.

You represent that as of the Separation Date you will have returned to Glowpoint all Glowpoint property (including without limitation, keys to all offices and facilities, mobile telephones, employee handbooks, business cards, client files, corporate credit cards, telephone calling card, files, sales material) in your possession and you will not have retained any reproductions of these items.

You understand and agree that this Agreement shall be maintained in strict confidence, and that you shall not disclose this Agreement or any of its terms to any other person unless required by law.

You acknowledge that your promise not to disclose confidential and proprietary information belonging to Glowpoint and your promise not to disclose the terms of this Agreement are material terms of the Agreement without which Glowpoint would not provide the payments discussed in this Agreement. In addition to any other remedy available to Glowpoint, in the event that you file a lawsuit or administrative charge relating to any claim released in this Agreement, or if you disclose confidential or proprietary information or disclose the terms of the Agreement, you will return to Glowpoint all sums paid and other consideration granted to you pursuant to this Agreement.

The making of this Agreement is not intended, and shall not be construed, as an admission that Glowpoint has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.

This Agreement contains the entire agreement between you and Glowpoint regarding the termination of your employment, and supersedes and terminates any and all previous agreements and understandings between you and Glowpoint, whether written or oral (including, without limitation, the Employment Agreement); except that the Proprietary Agreement between you and Glowpoint remains in full force and effect. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon either party unless made in writing and signed by such party. You acknowledge that Glowpoint has made no promises, commitments or representations to you other than those set forth in this Agreement, and that you have not relied upon any statement or representation made by or behalf of Glowpoint with respect to the basis or effect of this Agreement or otherwise.

It is understood that you will have twenty-one days to consider the terms of this Agreement (although you need not use all twenty-one days). During the twenty-one day period and before signing below, you have the right to consult with an attorney regarding the terms of this Agreement, at your own expense. You agree that if you execute this Agreement before the end of the twenty-one day period, such early execution was completely voluntary, and that you had ample time in which to review this Agreement with your attorney. You acknowledge that you have elected to sign this Agreement voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with a full understanding of its terms. You also will have seven days to revoke this Agreement after you sign this Agreement by providing me with written notice of your desire to revoke this Agreement (delivered by hand or by registered or certified mail, return receipt requested), provided such writing is received by me no later than 11:59 p.m. on the seventh (7th) day after your execution of this Agreement. This Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period. You understand that your acceptance of the Separation Benefits at any time more than seven days after you sign this Agreement confirms that you did not revoke your assent to this Agreement and, therefore, that it is fully effective and enforceable.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Glowpoint or any of its representatives other than those contained in this letter.

This Agreement shall be governed by the laws of the State of New Jersey and the parties in any action arising from this Agreement shall be submitted to arbitration that will be held in New Jersey, before a mutually agreed upon single arbitrator licensed to practice law. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties.

If this letter comports with your understanding of our Agreement, please sign on the line provided below and return the original via overnight mail to me in a confidential envelope.

Sincerely,

/s/ Rochelle A B Wilson

Rochelle A B Wilson,
Director, Human Resources
Glowpoint

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ Gerard E. Dorsey	Dated: 3/28/06
Gerard E. Dorsey